Exhibit 99.1

                                                              PRESS RELEASE

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
CONTACTS:
Sabine Kortals                      Merja Poysti            Peter Schwartz          Kelly Major
Artemis International               Proha PLC               Opus360                 BRW LeGrand (Artemis - PR)
303.305.4107                        +358 (0) 20 4362 110    212.884.6432            303.298.8470 ext. 225
sabine.kortals@us.artemisintl.com   merja.poysti@proha.com  pschwartz@opus360.com   kmajor@brwlegrand.com
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                     ARTEMIS AND OPUS360 COMPLETE FIRST
                            PHASE OF COMBINATION
                              - - - - - - - -
      Combined entity will operate as Artemis International Solutions

NEW YORK, NY - JULY 31, 2001 -- Proha PLC and Opus360 Corporation
(OTCBB:OPUS) today announced that the first closing contemplated under the previously announced Share Exchange Agreement has been consummated. Proha's Artemis subsidiaries and Opus360 have combined operations and will operate as Artemis International Solutions.

The business combination enables Artemis to bring to its customers a leading workforce procurement solution that enhances Artemis' Business Management Architecture(TM) -- a comprehensive suite of project and resource collaboration offerings delivered globally through the Artemis worldwide distribution network.

The transaction contemplated under the Share Exchange Agreement is to be completed through a two-step process. The first step, the operational combination, has been completed. The combined operation will be led by the senior management team of Artemis. Also as of today, the eight member Opus360 board of directors was realigned to consist of five members appointed by Proha and three of the existing Opus360 directors.

At today's closing, approximately 74 million shares of Opus360 common stock (representing approximately 60 percent of the post-transaction outstanding common stock of Opus360) were issued to Proha in return for the Artemis stock. The second step will take place as soon as possible, but is expected to occur before year-end. At the second closing, the transaction will be completed with the delivery by Opus360 of approximately 126 million additional shares of Opus360 common stock as a final installment for the Artemis stock and the delivery by Proha of 19.9 percent of the outstanding shares of two Proha subsidiaries. Upon completion of the second closing, and as previously announced, Proha will own approximately 80 percent of the post-transaction outstanding common stock of Opus360.

Prior to today's combination, the approval of the Proha shareholders was received. The closing conditions of the Share Exchange Agreement for the second closing include, among other things, obtaining the approval of the Opus360 shareholders of certain amendments to the Opus360 Certificate of Incorporation.

Opus360 common stock will continue to trade under the symbol "OPUS" on the OTCBB.

About Artemis International Solutions
Artemis International Solutions is a leading provider of scalable, enterprise-wide project and resource collaboration solutions. The company's Business Management Architecture(TM) is the only total solution that maximizes business performance by helping companies transform their strategies into results. Artemis' unique combination of integrated software and consulting services includes strategic portfolio management, project and resource management, workforce procurement and hosted human capital management eBusiness applications. Known for the reliability and scalability of its products, the company's Web-based and client/server solutions are designed to meet IS/IT, capital program and new product development application needs.

Artemis provides mission-critical solutions to thousands of clients worldwide, including Global 2000 companies such as: ABN AMRO Bank N.V., BAE SYSTEMS, The Boeing Company, Deutsche Bank, The Goldman Sachs Group Inc., The Goodyear Tire and Rubber Company, Lockheed Martin, Marconi Plc, Nokia, Pfizer Inc., SBC Communications Inc. and Sun Microsystems Inc.

Headquartered in Boulder, Colorado, Artemis operates through its international network of 40 offices in more than 27 countries. The Artemis family of companies recently combined forces with Opus360 Corporation. The common stock of the resulting company trades under the symbol "OPUS" on the OTCBB. For more information, visit the Artemis Web site at www.artemisintl.com.

About Proha PLC
Proha is a globally operating, growing and profitable software company. Its key business areas are Project Management (Artemis), Financial Management (Accountor), and ASP services based on Internet Technologies (Intellisoft). The proforma net sales of the Proha Group was EUR 82.2 million in 2000. Over 4/5 of the net sales originates from outside Finland. The Group employs nearly 700 people over 450 of whom work outside Finland.

Forward Looking Statements
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the effect of completing the combination of Opus360 with Artemis businesses, the abilities of Opus360 and Artemis to successfully integrate their businesses, Artemis' and Opus360's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction targets and trends in the industry in which Artemis and Opus360 operate. These forward-looking statements are based on current expectations and are subject to a number of risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements are detailed in the documents filed by Opus360 with the Securities and Exchange Commission including but not limited to those contained under the risk factors section of the Opus360 Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2000. Opus360 assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements or for prospective events that may have a retroactive effect.

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